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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to incorporation by reference in Registration Statements on Form S-8 (No. 33-29585, No. 33-22550, No. 33-35128, No. 33-38702, No. 33-46824, No. 33-57235, No. 33-54081, No. 33-54085, No. 33-54087, No. 333-18267, No. 333-22977, No. 333-36635, No. 333-89853, No. 333-66777, No. 333-45624 and No. 333-108687) of Quanex Corporation of our report dated December 15, 2003, except for Note 20 and related reclassifications relating to discontinued operations, as to which date is September 23, 2004, appearing in this Current Report on Form 8-K of Quanex Corporation for the year ended October 31, 2003.

/s/ Deloitte & Touche LLP

Houston, Texas
September 23, 2004

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  Exhibit 23.1